Exhibit 10.2

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT ALT, LLC

c/o American Realty Hospitality Trust, Inc.

405 Park Avenue

New York, NY 10022

January 12, 2017

Summit Hotel OP, LP

Each of the Sellers listed on Schedule 1 to the Purchase Agreement

c/o Summit Hotel Properties, Inc.

12600 Hill Country Boulevard, Suite R-100

Austin, TX 78738

Attention: Chris Eng, Executive Vice President, General Counsel & Chief Risk Officer

Dear Chris:

Reference is made to that certain Real Estate Purchase and Sale Agreement, dated as of June 2, 2015, by and among the sellers listed on Schedule 1 attached thereto (each a “Seller” and collectively the “Sellers”), Summit Hotel OP, LP (“Summit”) and American Realty Capital Hospitality Portfolio SMT, LLC (the “Original Purchaser”), as amended pursuant to that certain letter agreement dated as of July 15, 2015 (the “July 15 Letter Agreement”), that certain letter agreement dated as of August 21, 2015 (the “August 21 Letter Agreement”), that certain letter agreement dated as of October 20, 2015 (the “October 20 Letter Agreement”), that certain extension notice dated as of October 26, 2015 (the “Extension Notice”), that certain reinstatement agreement dated as of February 11, 2016 (the “Reinstatement Agreement”), that certain letter agreement dated as of December 30, 2016 (the “December 30 Letter Agreement”) and that certain letter agreement dated as of January 10, 2017 (the “January 10 Letter Agreement”, and collectively with the July 15 Letter Agreement, the August 21 Letter Agreement, the October 20 Letter Agreement, the Extension Notice the Reinstatement Agreement, the December 30 Letter Agreement and the January 10 Letter Agreement, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

Pursuant to the Reinstatement Agreement, American Realty Capital Hospitality Portfolio SMT ALT, LLC (the “Purchaser”) replaced the Original Purchaser under the Purchase Agreement.

Sellers and Purchaser desire to change the definition of Closing Date and have agreed to further amend the Purchase Agreement to reflect such modification on the terms and conditions set forth in this letter agreement (this “Letter Agreement”).

As part of the consideration for the definition change, American Realty Capital Hospitality Trust, Inc. (“HOST”), the parent company of Purchaser, is executing, concurrently with this Letter Agreement, a First Amendment to the Loan Agreement by and between HOST and Summit, and a Loan Agreement to secure an additional loan from Summit in the amount of $3 million.

The Property listed on Schedule 1 to the Purchase Agreement as “Courtyard - El Paso, TX” (the “El Paso Courtyard”) is currently under contract to be sold to a bona fide third party purchaser that is not an Affiliate of Sellers or Summit.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Sellers, Summit and Purchaser hereby agree that the Purchase Agreement shall be amended and modified in accordance with Section 14.4 thereof as follows:

1.       New Closing Date. Section 4.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

4.1       Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall occur through escrow at 4:00 p.m. (New York time) on April 27, 2017, or at such later date as the Closing may be adjourned or extended (including, without limitation as set forth in Section 3.1.3) in accordance with the express terms of this Agreement (the “Closing Date”). Notwithstanding the foregoing, and unless prohibited by Section 7 of the Reinstatement of this Agreement dated February 11, 2016, Purchaser shall hereby have the right to cause the Closing Date to occur on any Business Day prior to April 27, 2017, upon providing notice to such effect to Summit and Sellers at least 30 days prior to such desired Closing Date.

The Closing shall take place at the New York, New York office of Proskauer Rose LLP, or such other place as Sellers and Purchaser shall agree in writing. The Closing shall be a so-called “New York style” closing. For the avoidance of doubt, the provisions of Section 7.1 and 7.2 shall apply if the Closing does not occur on or prior to the then-scheduled Closing Date and such date is not properly and timely extended in accordance with the terms hereof. Sellers may elect, by written notice to Purchaser and without the consent of Purchaser, to defer the Closing pursuant to Sellers’ rights expressly set forth herein.

2.       El Paso Courtyard. Notwithstanding the amendment to the Closing Date discussed above, the closing date for the El Paso Courtyard shall be extended to October 24, 2017 (the “El Paso Courtyard Closing Date”). If, on the El Paso Courtyard Closing Date, the El Paso Courtyard is still under contract to be sold to a bona fide third party purchaser that is not an Affiliate of Sellers or Summit but has not been sold, the El Paso Courtyard will be deemed to be an Excluded Sold Asset (as defined in the Reinstatement Agreement). As a result of this extension, (i) the Purchase Price due on the Closing Date shall be reduced by the Allocated Purchase Price applicable to the El Paso Courtyard, and (ii) the portion of the New Deposit (as defined in the Reinstatement Agreement) allocable to the El Paso Courtyard (based on its Allocated Purchase Price) shall be retained by Escrowee to be applied in accordance with the terms of the Purchase Agreement and the Reinstatement Agreement on the earlier of (A) the El Paso Courtyard Closing Date and (B) the date the El Paso Courtyard becomes an Excluded Asset (as defined in the Reinstatement Agreement).

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3.       Ratification. Sellers and Purchaser ratify and confirm the continued force and effect of the Purchase Agreement, as modified by this Letter Agreement. Sellers and Purchaser agree that all terms and provisions of the Purchase Agreement shall be and remain in full force and effect as therein written, except as otherwise expressly provided herein.

4.       Binding Effect. This Letter Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

5.       Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Letter Agreement.

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Sincerely,

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT ALT, LLC,

a Delaware limited liability company

By:	/s/ Paul C. Hughes
Name:	Paul C. Hughes
Title:	Authorized Signatory

Signature Page to Letter Agreement

SUMMIT HOTEL OP, LP,

a Delaware limited partnership (Individually and in accordance with Section 14.20 of the Purchase Agreement on behalf of each Seller)

By: SUMMIT HOTEL GP, LLC,

its general partner

By: SUMMIT HOTEL PROPERTIES, INC.,

its sole member

By:	/s/ Chris Eng
Name:	Chris Eng
Title:	Secretary

SUMMIT HOSPITALITY I, LLC,

a Delaware limited liability company

By:	/s/ Chris Eng
Name:	Chris Eng
Title:	Secretary

Signature Page to Letter Agreement